October 2, 2016

Project Octavius
Commitment Letter

Winnebago Industries, Inc.
605 W. Crystal Lake Road
Forest City, Iowa 50436
Attention: Sarah Nielsen, Chief Financial Officer

Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMorgan” or the “Commitment Party” or “us” or “we”) that Winnebago Industries, Inc., an Iowa corporation (“you” or the “Company”), intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, JPMorgan is pleased to advise you of its commitment to provide 100% of the aggregate amount of the Credit Facilities upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (the Summary of Terms and Conditions set forth on each of Exhibits B and C hereto are collectively referred to herein as the “Term Sheets”).

2.	Titles and Roles

It is agreed that JPMorgan will act as sole lead arranger and sole bookrunner for the Credit Facilities (acting in such capacities, the “Lead Arranger”) and JPMorgan will act as sole administrative agent for the Credit Facilities.
Notwithstanding the foregoing, the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.
You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facilities than JPMorgan.
In consideration of JPMorgan’s agreement to structure and arrange the Credit Facilities, you agree to offer JPMorgan the right to act as escrow agent in connection with any of the transactions contemplated hereby. If JPMorgan agrees to act in such capacity, the Company and JPMorgan will enter into the appropriate form of agreement relating to the escrow arrangement involved and containing customary terms and conditions acceptable to the Company and JPMorgan, including provisions relating to the scope of JPMorgan’s services, JPMorgan’s compensation or other appropriate financial arrangements and an indemnification of JPMorgan.

3.	Syndication

The Lead Arranger intends to syndicate the Term Loan Facility and reserves the right to syndicate the ABL Facility in each case to a group of banks, financial institutions and other institutional lenders identified by them in consultation with you (such banks, financial institutions and other institutional lenders, together with the Commitment Party, the “Lenders”); provided that (a) the Lead Arranger will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Credit Facilities, to any Disqualified Lenders (as defined below), (b) solely with respect to the ABL Facility, the Lead Arranger will not syndicate or offer the opportunity to acquire a commitment or provide any portion of such facility, to any bank, financial institution or other institutional lender unless such bank, financial institution or other institutional lender is reasonably approved by you (such approval not to be unreasonably withheld, delayed or conditioned) and (c) notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) the Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by the Commitment Party shall become effective as between you and the Commitment Party with respect to all or any portion of the Commitment Party’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean (x) any entity separately identified in writing (i) prior to the date hereof on the “Disqualified Lender” list provided by you to us or (ii) after the date hereof in a supplement to the “Disqualified Lender” list provided the addition of such entity to such list is reasonably acceptable to the Commitment Party, (y) any entity reasonably determined by the Company to be a competitor of the Company, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that is identified by name in writing on the “Disqualified Lender” list or in a supplement to the “Disqualified Lender” list provided to the Lead Arranger from time to time after the date hereof and (z) in the case of the foregoing clauses (x) and (y), any affiliate of such entity, which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name and is not a bona fide debt investment fund or (ii) identified as an affiliate in writing after the date hereof in a written supplement to the “Disqualified Lender” list and is not a bona fide debt investment fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arranger, but which supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Credit Facilities in accordance with the terms of this Commitment Letter or the Credit Documentation; provided, further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date.
The Lead Arranger intends to commence syndication efforts promptly, and, until the earlier to occur of (x) the date that is 60 days following the Closing Date and (y) a Successful Syndication (as defined in the Arranger Fee Letter) (such earlier date, the “Syndication Date”), you agree to assist (and, to the extent not in contravention of the Purchase Agreement, to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your affiliates’ existing banking relationships, (B) direct contact between appropriate members of your senior management and advisors and the proposed Lenders (and, to the extent not in contravention of the Purchase Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), in all such cases at times and locations to be mutually agreed upon, (C) your preparing and providing to the Commitment Party (and, to the extent not in contravention of the Purchase Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all customary information with respect to you and your subsidiaries and the Target and its subsidiaries and the Transactions, including all customary financial information and “Projections” (as defined below), as the Commitment Party may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and, to the extent not in contravention of the Purchase Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda or lender slides (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) prior to the launch of the syndication, using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of the Company from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Credit Facilities from each of S&P and Moody’s, (E) your hosting, with the Commitment Party, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent not in contravention of the Purchase Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings) and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities (other than as contemplated in the Fee Letters) or bank financing or other credit facilities (other than the Credit Facilities or any “Permitted Surviving Debt” (as defined below)) or announcement thereof by or on behalf of you and your subsidiaries that could reasonably be expected to have an adverse effect on our syndication of the Credit Facilities and your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other credit facilities or announcement thereof by or on behalf of the Target and its subsidiaries (other than the Credit Facilities or any Permitted Surviving Debt), in all cases under this clause (F), if such offering, placement, arrangement or syndication could reasonably be expected to materially impair our syndication of the Credit Facilities. For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Surviving Debt” shall mean (i) purchase money indebtedness, capital leases and equipment financings of the Target and its Subsidiaries that will remain outstanding following the Closing Date, (ii) intercompany indebtedness among the Target and its subsidiaries, (iii) other ordinary course working capital facilities of the Target and its subsidiaries that will be repaid in full and terminated on or prior to the Closing Date, (iv) any indebtedness specifically contemplated by the Purchase Agreement to remain outstanding following the Closing Date and (v) other customary indebtedness that is permitted to be outstanding by the terms of the Credit Documentation or is otherwise reasonably agreed by you and the Commitment Party to remain outstanding following the Closing Date.
Upon the reasonable request of the Commitment Party, you will furnish, and to the extent not in contravention of the Purchase Agreement, use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Commitment Party an electronic version of your and your subsidiaries’ and the Target’s and its subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You hereby authorize the Commitment Party to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by JPMorgan to syndicate the Credit Facilities and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Commitment Party may place after the closing of any of the Credit Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that (except for purposes of determining whether a Successful Syndication has been achieved under the market flex provisions of the Arranger Fee Letter) we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to JPMorgan and you) with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and it is understood that the Commitment Party’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.
The Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in all cases, subject to the provisions hereof with respect to Disqualified Lenders. You hereby acknowledge and agree that the Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.
At the request of the Commitment Party, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws or that would reasonably be expected to be included in an offering memorandum for an offering of high yield debt securities under Rule 144A concurrent with the syndication of the Credit Facilities (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) marketing term sheets and administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that the Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (E) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arranger and the Lead Arranger freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Party.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information

Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.
For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that, at the reasonable request of the Commitment Party, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, to the extent not in contravention of the Purchase Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter (the “Administrative Agent Fee Letter”), in each case dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

The Commitment Party’s commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Party) of solely the conditions set forth in this Section 6, in

Exhibit D, in Exhibit B under the heading “Certain Conditions - Initial Conditions” and in Exhibit C under the heading “Certain Conditions - Conditions Precedent”.
Notwithstanding anything in this Commitment Letter, the Fee Letters or the definitive documentation for the Credit Facilities (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to close the Acquisition under the Purchase Agreement or you (or any of your affiliates) have the right to terminate your (or any of your affiliates’) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “Certain Conditions - Initial Conditions” and in Exhibit C under the heading “Certain Conditions - Conditions Precedent”, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Party) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”), or (ii) in the equity interests, if any, of the Target or the wholly owned material subsidiaries of the Target (to the extent required by the Term Sheets (provided that such equity securities will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) with respect to which a lien may be perfected by the delivery of an equity certificate) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agents and the Company). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate or other organizational existence, organizational power and authority of the Company and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the Guarantors of, performance of, and enforceability against the Company and the Guarantors of, the Credit Documentation, effectiveness, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the Guarantors, use of proceeds not violating margin regulations, anti-corruption laws, sanctions and the PATRIOT Act, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D), Federal Reserve margin regulations and anti-corruption laws and sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability and initial funding of the Credit Facilities on the Closing Date are set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “Certain Conditions - Initial Conditions” and in Exhibit C under the heading “Certain Conditions - Conditions Precedent”, in each case, limited on the Closing Date as indicated therein. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of a conflict of interest, where the indemnified person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have arisen from the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties (as defined below) or their successors (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach by such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties of any of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction pursuant to a claim initiated by you), including the Commitment Party’s obligations to fund the Credit Facilities on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (iii) disputes solely between and among indemnified persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, expenses of the Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Party and of a single local counsel to the Commitment Party in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person).
No indemnified person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Controlled Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. As used above, a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Credit Facilities.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You further acknowledge that the Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that the Commitment Party has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by the Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, neither the Commitment Party nor any of its affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Party and its affiliates of services for other companies or persons and neither any Commitment Party nor any of its affiliates will furnish any such information to any of its other customers. You also acknowledge that the Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.
The Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Party hereunder.
The Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Company acknowledges and agrees that the Commitment Party is not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Party shall have no responsibility or liability to the Company with respect thereto. Any review by the Commitment Party of the Company, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and its affiliates, and shall not be on behalf of the Company. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted as to the amount of fees and other economic terms of the market flex provisions in a customary manner, unless the Commitment Party shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof, other than the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities and (e) with the Commitment Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.
The Commitment Party shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (and such actual or prospective Lenders or participants shall also be permitted to receive the “Disqualified Lender” list and supplements thereto), (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to the employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that the Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by the Commitment Party to exist in favor of you, the Target or your or its affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by the Commitment Party from a third party that is not known by the Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce its respective rights hereunder or under the Fee Letters or (k) to the extent such information was independently developed by the Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. The Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) the date that is two years from the date hereof and (y) the date the Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D) and whether or not a Material Adverse Effect has occurred, (ii) the accuracy of any Specified Representation and whether as a result of any inaccuracy thereof, a condition to your obligations to close under the Purchase Agreement has not been met or you have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your obligations under the Purchase Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement (in each case without regard to its rules of conflicts of law).
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee LetterS or the performance of services hereunder or thereunder.
The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each of the Lenders is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party and each of the Lenders to identify the Company and its subsidiaries in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each Lender.
The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and the Commitment Party’s commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on the earlier of (x) October 2, 2016 and (y) the time of the public announcement of the Acquisition. The Commitment Party’s commitments and agreements hereunder, will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letters in accordance with this paragraph and the initial funding under the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on February 3, 2017, (ii) the closing of the Acquisition with or without the use of the Credit Facilities, (iii) the public announcement of the abandonment of the Acquisition by you (or any of your affiliates) and (iv) the termination of the Purchase Agreement prior to closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Purchase Agreement to consummate the Acquisition in accordance with the terms thereof.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Nathan L. Bloch
Name: Nathan L. Bloch
Title: Managing Director

Accepted and agreed to as of
the date first written above by:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Michael J. Happe
Name: Michael J. Happe
Title: President and CEO

Exhibit A

PROJECT OCTAVIUS
TRANSACTION SUMMARY
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.
Winnebago Industries, Inc. (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us as “Octavius” (the “Target”) pursuant to the Securities Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”), dated as of October 2, 2016 among the Company, the Target, the Sellers (as defined therein) party thereto and the Sellers’ Representative (as defined therein). In connection therewith, it is intended that:
(a)    The Company will obtain a senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $125.0 million, as described in Exhibit B.
(b)    The Company will obtain a senior secured term loan B facility (the “Term Loan Facility” and, together with the ABL Facility, the “Credit Facilities”) in an aggregate principal amount of $300.0 million, as described in Exhibit C.
(c)    All existing indebtedness for borrowed money under the Credit Agreement, dated as of October 31, 2012 (as previously amended, the “Existing Credit Agreement”), among the Company and Winnebago of Indiana, LLC, as borrowers, the other credit parties from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, N.A., as agent, will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made (the “Refinancing”).
(d)    The proceeds of the Credit Facilities and certain other consideration payable in equity interests in the Borrower shall be applied (i) to refinance certain existing indebtedness of the Target and its subsidiaries, (ii) to pay the purchase price in connection with the Acquisition, (iii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iv) to consummate the Refinancing (the amounts set forth in clauses (i) through (iv) above, collectively, the “Transaction Costs”).
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Party) of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

Exh A- 1

Exhibit B
PROJECT OCTAVIUS
ABL FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

I.	Parties

Borrowers:
Winnebago Industries, Inc. (the “Company”), Winnebago of Indiana, LLC (“Winnebago of Indiana”) and such other domestic subsidiaries of the Company as may be agreed upon by the Company and the Administrative Agent prior to the Closing Date (collectively with the Company and Winnebago of Indiana, the “Borrowers”).

	Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” and, in such capacity, the “Lead Arranger”).

	ABL Administrative Agent:	JPMorgan (in such capacity, the “ABL Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Lead Arranger (collectively, the “Lenders”).

II.	ABL Facility

Type and Amount of Facility:
A five-year asset-based revolving credit facility (the “ABL Facility”; the commitments thereunder, the “ABL Commitments”) in the amount of $125.0 million (the loans thereunder, the “ABL Loans”). On or subsequent to the Closing Date, the Company will be able to, at its option, and subject to customary conditions, request an increase in the ABL Commitments by up to $50.0 million by obtaining additional commitments from one or more Lenders or, with the consent of the ABL Administrative Agent, but without the consent of any other Lenders, from other entities.

Exh B- 1

Availability:
The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “ABL Maturity Date”).

“Availability” (as defined below) under the ABL Facility will be subject to the Borrowing Base referred to below. “Availability” means, at any time, an amount equal to (i) the lesser of the aggregate ABL Commitments and the Borrowing Base minus (ii) the sum of the aggregate outstanding amount of borrowings under the ABL Facility plus the undrawn amount of outstanding Letters of Credit issued under the ABL Facility.

Notwithstanding the foregoing, the aggregate principal amount of borrowings under the ABL Facility (exclusive of letter of credit usage) on the Closing Date used to pay the Transaction Costs shall not exceed $58,000,000.

Letters of Credit:
A portion of the ABL Facility not in excess of $5,000,000, or such higher amount as may be requested by the Company and agreed to by the Issuing Lender in its sole discretion, shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan and other Lenders requested by the Borrower that have accepted such designation and that have been approved by the ABL Administrative Agent (collectively in such capacity, the “Issuing Lenders”), such consent not to be unreasonably withheld, delayed or conditioned. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the ABL Maturity Date, provided that any Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of ABL Loans) on the same business day. To the extent that the Borrowers do not so reimburse any Issuing Lender, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:
A portion of the ABL Facility not in excess of $10,000,000 shall be available, at the discretion of the Swing Line Lender, for swing line loans (the “Swing Line Loans”) from the ABL Administrative Agent (in such capacity, the “Swing Line Lender”). The Borrowers may request Swing Line Loans from the Swing Line Lender on same-day notice. Any such Swing Line Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Exh B- 2

Borrowing Base:
The “Borrowing Base” will equal the sum of (a) 85% of the eligible accounts receivable of each wholly-owned “Loan Party” (as defined below) plus (b) the lesser of (i) 75% of each wholly-owned Loan Party’s eligible inventory (valued at the lower of cost (FIFO) or market) and (ii) 85% of the net orderly liquidation value percentage identified in the most recent inventory appraisal determined by an appraiser ordered by the ABL Administrative Agent multiplied by each wholly-owned Loan Party’s eligible inventory (valued at the lower of cost (FIFO) and market) minus (c) reserves established by the ABL Administrative Agent in its Permitted Discretion. Notwithstanding the foregoing, if the ABL Administrative Agent has not received field examinations and inventory appraisals reasonably satisfactory to it with respect to any accounts receivable or inventory prior to the Closing Date, the foregoing advance rates shall be based on 75% of eligible accounts receivable and the lesser of 65% of eligible inventory) and 75% of the net orderly liquidation value percentage (with such net orderly liquidation value percentage being based on the most recent inventory appraisal furnished to the Administrative Agent prior to the Closing Date in connection with the Company’s existing credit facility but subject to, in the case of inventory of the Target, inclusion of only such items of inventory as are similar to the inventory appraised in such appraisal), in each case until the ABL Administrative Agent receives such field examinations and inventory appraisals reasonably satisfactory to it. “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

Notwithstanding the foregoing, the Administrative Agent may in its Permitted Discretion require that the Borrowing Base pursuant to which ABL Loans and other extensions of credit are made to Winnebago of Indiana or any other subsidiary of the Company (collectively, “Subsidiary Borrowers”) exclude assets of any entity that does not constitute either a parent entity or a wholly-owned domestic subsidiary of such Subsidiary Borrower.

Eligibility:
The definition of eligible accounts receivable and eligible inventory will be determined by the ABL Administrative Agent in its Permitted Discretion. In addition, the ABL Administrative Agent will retain the right, from time to time, in its Permitted Discretion, to establish additional standards of eligibility and reserves against eligibility and to adjust reserves.

	Maturity:	The ABL Maturity Date.

III.	Purpose; Certain Payment Provisions

	Purpose:	The proceeds of the ABL Loans shall be used to finance the Transaction Costs and to finance the Borrowers’ working capital needs and for general corporate purposes of the Company and its subsidiaries.

	Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:
The “ABL Credit Documentation” (as defined below) will contain a mandatory prepayment provision that will require a prepayment of amounts outstanding under the ABL Facility (without a concurrent reduction of the ABL Commitments) when there is an availability shortfall.

Exh B- 3

Voluntary Prepayments:
Permitted in whole or in part, with prior written notice but without premium or penalty, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of “Eurodollar Loans” (as defined in Annex I) other than on the last day of a related interest period.

IV.	Collateral and Other Credit Support

Collateral:
The ABL Facility will be secured by substantially all assets of the Loan Parties, whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Company’s subsidiaries (provided, that if a pledge of 100% of the voting shares of equity interests of any foreign subsidiary would give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Company’s first-tier foreign subsidiary in the relevant ownership chain) (collectively, the “Collateral”). The Collateral will also secure the Term Loan Facility. The liens securing the ABL Facility will be first priority in the case of “ABL Priority Collateral” (as defined below) and second priority in the case of “Term Priority Collateral” (each as defined below).

“Term Priority Collateral” means all Collateral other than ABL Priority Collateral.

“ABL Priority Collateral” means all of the Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing.

The Collateral will also secure bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates.

The ABL Credit Documentation will contain customary “excluded assets” provisions acceptable to the ABL Administrative Agent in its Permitted Discretion.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Company, the ABL Administrative Agent and the “Term Loan Administrative Agent” (as defined in Exhibit C to the Commitment Letter).

Exh B- 4

Guaranties:
Each material direct and indirect domestic subsidiary of the Company (as materiality shall be agreed upon by the Company and the ABL Administrative Agent, the “Guarantors”; the Borrowers and the Guarantors are collectively referred to herein as the “Loan Parties”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrowers arising under or in connection with the ABL Credit Documentation, and the Loan Parties shall unconditionally guarantee all obligations in respect of secured bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates.

V.	Certain Conditions

	Initial Conditions:	The availability of the ABL Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

On-Going Conditions:
After the Closing Date, the making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the ABL Credit Documentation (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extensions of credit request, the total extensions of credit under the ABL Facility shall not exceed the lesser of the ABL Commitments and the Borrowing Base then in effect.

VI.	Certain Documentation Matters

The definitive documentation for the ABL Facility (the “ABL Credit Documentation”) shall contain the following representations, warranties, covenants and events of default customary for financings of this type and subject to exceptions, as appropriate, to be mutually agreed upon:

Representations and Warranties:
Financial statements; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions”); corporate power and authority; enforceability of ABL Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; and no EEA financial institution.

Exh B- 5

Affirmative Covenants:
Delivery of quarterly unaudited financial statements and annual audited financial statements, quarterly compliance certificates and projections (provided that, monthly unaudited financial statements and monthly compliance certificates will be delivered in the event that Availability falls below the greater of $12,500,000 and 10% of the ABL Commitments (until such time as Availability equals or exceeds the greater of $12,500,000 and 10% of the ABL Commitments for thirty (30) consecutive days)), monthly collateral reporting (including agings and inventory reports) and monthly borrowing base certificates and other information requested by the Lenders (provided that, collateral reporting will be delivered on a weekly basis in the event that Availability falls below the greater of $12,500,000 and 10% of the ABL Commitments (until such time as Availability equals or exceeds the greater of $12,500,000 and 10% of the ABL Commitments for thirty (30) consecutive days)); payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (including periodic field examinations and inventory appraisals subject to certain limits as set forth below); notices of defaults, litigation and other material events; compliance with environmental laws; depository banks; casualty and condemnation; use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions; and requirement to enter into, within 30 days of the initial borrowing under the Term Loan Facility, one or more interest rate hedging transactions with one or more financial institutions acceptable to the Administrative Agent in its reasonable discretion, effecting a hedging transaction pursuant to which the Company either fixes the LIBOR component of interest cost at the prevailing swap rate at the time of execution or limits the maximum effective LIBOR rate for the initial interest period(s) selected by the Company under the Term Loan Facility at a level not in excess of 0.50% above the prevailing LIBOR rate for such interest period(s) at the time of execution (or a combination of the foregoing), in each case in respect of a notional amount of at least 50% of the then outstanding principal amount of the Term Loan Facility, such transaction(s) to be maintained until the later of (x) three (3) years from the Closing Date and (y) the date on which the Company's consolidated total leverage ratio is less than 2.00 to 1.00.

Financial Covenant:
A minimum fixed charge coverage ratio of 1.00 to 1.00, to be triggered in the event that Availability is less than the greater of $12,500,000 and 10% of the ABL Commitments and to remain effective at all times thereafter until Availability equals or exceeds the greater of $12,500,000 and 10% of the ABL Commitments for thirty (30) consecutive days.

Exh B- 6

Negative Covenants:
Limitations (subject to exceptions, as appropriate, to be negotiated and including the specific exceptions set forth herein) on:
indebtedness (including guarantee obligations);
liens;
mergers, consolidations, liquidations and dissolutions;
sales of assets;
payment of restricted payments (including dividends and other payments in respect of equity interests), provided however, restricted payments will be permitted without limitation upon satisfaction of the “Payment Condition” (as defined forth below);
investments (including acquisitions, provided however, acquisitions will be permitted, subject to satisfaction of customary conditions and upon satisfaction of the Payment Condition);
loans and advances;
sale and leaseback transactions;
swap agreements;
optional payments and modifications of subordinated and other debt instruments;
*transactions with affiliates;
changes in fiscal year;
negative pledge clauses and other restrictive agreements; and
amendment of material documents.

“Payment Condition” means, with respect to any proposed event on any date, a condition that is satisfied if (i) after giving effect to the proposed event as if it occurred on the first day of the applicable “Pro Forma Period” (as defined below), pro forma Availability shall be greater than the greater of $25,000,000 and 20% of the ABL Commitments at all times during the Pro Forma Period or (ii) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, both (A) pro forma Availability at all times during the Pro Forma Period shall be greater than the greater of $18,750,000 and 15% of the ABL Commitments and (B) the fixed charge coverage ratio shall be greater than 1.10 to 1.00.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date of any proposed event and ending on the date of such proposed event.

Exh B- 7

Cash Dominion:
The Loan Parties will be subject to cash dominion for the life of the ABL Facility. Funds deposited into any depository account will be swept on a daily basis into a blocked account with the ABL Administrative Agent (the “Concentration Account”). Other than during a “Cash Dominion Trigger Period” (as defined below), collections which are received into the Concentration Account shall be deposited into the Company’s operating account. During a Cash Dominion Trigger Period, collections which are received into the Concentration Account shall be used to reduce amounts owing under the ABL Facility. A “Cash Dominion Trigger Period” shall commence when Availability is less than the greater of (a) $12,500,000 and 10% of the ABL Commitments and shall continue until Availability equals or exceeds the greater of $12,500,000 and 10% of the ABL Commitments for thirty (30) consecutive days. A Cash Dominion Trigger Period may be discontinued no more than five (5) times during the life of the ABL Facility.

The ABL Administrative Agent shall be the Company’s principal depository and disbursement bank. The appropriate documentation, including blocked account and/or lockbox agreements acceptable to the ABL Administrative Agent, will be required for all depository accounts of the Loan Parties (subject to certain excluded deposit accounts of the Loan Parties to be mutually agreed upon).

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three (3) business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness, in excess of an amount to be agreed upon, of the Company or any of its subsidiaries; bankruptcy events; certain ERISA events; material judgments; any of the ABL Credit Documentation shall cease to be in full force and effect or any party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a change of control (the definition of which is to be agreed).

Voting:
Amendments, waivers and consents with respect to the ABL Credit Documentation shall require the approval of Lenders holding not less than 66 2/3% of the commitments under the ABL Facility (provided that if there are only two (2) Lenders, the approval of both Lenders shall be required), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any loan or reductions in the amount or extensions of the payment date of any required mandatory payments, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment, (b) the consent of each Lender shall be required to (i) increase the advance rates set forth in the definition of Borrowing Base or (ii) change the eligibility criteria applicable to the Borrowing Base to increase availability thereunder and (c) the consent of each Lender shall be required to (i) modify the pro rata sharing requirements of the ABL Credit Documentation, (ii) permit any Loan Party to assign its rights under the ABL Credit Documentation, (iii) modify any of the voting percentages, (iv) release all or substantially all of the Guarantors or (v) release all or substantially all of the Collateral.

Exh B- 8

Assignments and Participations:
The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the ABL Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the ABL Administrative Agent, (c) the Issuing Lenders and (d) the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Company and the ABL Administrative Agent.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to customary matters. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees.

“Disqualified Lenders” means (a) entities that are specifically identified by the Company to the ABL Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arranger, (b) entities that are reasonably determined by the Company to be competitors of the Company or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Company to the ABL Administrative Agent in writing prior to the Closing Date (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names and (ii) are not bona fide debt investment funds or (y)(i) upon reasonable notice to the ABL Administrative Agent after the Closing Date, are identified as affiliates in writing after the Closing Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) business days after delivery to the ABL Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not bona fide debt investment funds; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders.

Exh B- 9

Yield Protection:
The ABL Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Field Examinations:
Field examinations will be conducted on an ongoing basis at regular intervals at the discretion of the ABL Administrative Agent to ensure the adequacy of Borrowing Base collateral and related reporting and control systems. No more than one field examination per year will be conducted; provided that, one additional field examination may be performed if Availability falls below the greater of $18,750,000 and 15% of ABL Commitments at the time that such additional field examination is initiated; provided further that, there shall be no limitation on the number or frequency of field examinations if a default shall have occurred and be continuing.

Appraisals:
Inventory appraisals will be conducted on an annual basis at the discretion of the ABL Administrative Agent; provided that, one additional inventory appraisal may be performed if Availability falls below the greater of $18,750,000 and 15% of ABL Commitments at the time such additional appraisal is initiated; provided further that, there shall be no limitation on the number or frequency of inventory appraisals if a default shall have occurred and be continuing.

Expenses and Indemnification:
The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lead Arranger and their affiliates associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the ABL Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent and the Lead Arranger and their affiliates, in each case for all such parties taken together), (b) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the ABL Credit Documentation and (c) fees and expenses associated with collateral monitoring, collateral reviews and appraisals (including field examination fees currently equal to $125 per hour per examiner, plus out-of-pocket expenses), environmental reviews and fees and expenses of other advisors and professionals engaged by the ABL Administrative Agent or the Lead Arranger or their respective affiliates.

Exh B- 10

The ABL Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the ABL Administrative Agent and the Lead Arranger:	Latham & Watkins LLP.

Exh B- 11

Annex I to Exhibit B
Interest and Certain Fees

Interest Rate Options:
The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin; provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the NYFRB Rate from time to time (but not less than zero) plus 0.5% and (c) the Adjusted LIBO Rate (subject to the interest rate floors set forth therein) for a one month interest period on such day plus 1%.

“Adjusted LIBO Rate” means the London interbank offered rate administered by ICE Benchmark Administration or any other person that takes over the administration of such rate for U.S. dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, two, three or six months (as selected by the Company) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the ABL Administrative Agent in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period, then the Adjusted LIBO Rate shall be determined by the ABL Administrative Agent (which determination shall be conclusive and binding absent manifest error) in accordance with procedures to be outlined in the ABL Credit Documentation.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

Interest Payment Dates:
In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Exh B- 12

Commitment Fees:
A commitment fee equal to (a) if the average daily unused portion of the ABL Facility is less than or equal to 50%, 0.375% per annum or (b) if the average daily unused portion of the ABL Facility is greater than 50%, 0.25% per annum, in either case, of the average daily unused portion of the ABL Commitments, payable quarterly in arrears to the ABL Administrative Agent for the ratable benefit of the Lenders (including the ABL Administrative Agent) from the Closing Date until termination of the ABL Commitments.

Letter of Credit Fees:
Letter of Credit:  A letter of credit fee, equal to the Applicable Margin for Eurodollar Loans, on the daily maximum amount to be drawn under all Letters of Credit, payable quarterly in arrears to the ABL Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender).

Fronting Fee: A fronting fee equal to a rate per annum separately agreed upon by the Borrower and the Issuing Lender of the face amount of each Letter of Credit issued shall be payable to the Issuing Lender, together with any documentary and processing charges in accordance with the Issuing Lender’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of each letter of credit and each drawing made thereunder. Notwithstanding the foregoing, no such fronting fee shall be payable if there is only one (1) Lender under the ABL Facility.

Default Rate:
After default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Exh B- 13

Annex I-A to Exhibit B

Pricing Grid

Excess Availability		Applicable Margin for ABR Loans
≥ 66% of the amount of the ABL Facility		0.50%
< 66% of the amount of the ABL Facility but ≥ 33% of the amount of the ABL Facility	1.75%	0.75%
< 33% of the amount of the ABL Facility	2.00%	1.00%

The applicable margins shall be determined in accordance with the foregoing table based on the Company’s most recent Borrowing Base Certificate. Adjustments, if any, to the applicable margins shall be made on a quarterly basis and shall be effective five (5) business days after the ABL Administrative Agent has received the applicable Borrowing Base Certificate. If the Company fails to deliver the Borrowing Base Certificate to the ABL Administrative Agent at the time required pursuant to the ABL Credit Documentation, then the applicable margins shall be the highest applicable margins and fees set forth in the foregoing table until five (5) days after such Borrowing Base Certificate is so delivered.

Exh B- 14

Exhibit C
PROJECT OCTAVIUS
TERM LOAN FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

I.	Parties

	Borrower:	Winnebago Industries, Inc. (the “Borrower”).

	Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” and, in such capacity, the “Lead Arranger”).

	Term Loan Administrative Agent:	JPMorgan (in such capacity, the “Term Loan Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Lead Arranger (collectively, the “Lenders”).

II.	Term Loan Facility

Type and Amount of Facility:
A seven-year term loan B facility (the “Term Loan Facility”) in the amount of $300.0 million (the loans thereunder, the “Initial Term Loans”; together with term loans under the Incremental Term Facilities, the “Term Loans”).

	Availability:	The Initial Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

Maturity and Amortization:
The Initial Term Loans will mature on the date that is seven years after the Closing Date (the “Term Loan Maturity Date”). The Initial Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term Loan Facility. The balance of the Initial Term Loans will be repayable on the Term Loan Maturity Date.

III.	Purpose; Certain Payment Provisions

Purpose:
The proceeds of the Initial Term Loans shall be used to finance the Transaction Costs and to finance the Borrower’s working capital needs and for general corporate purposes of the Borrower and its subsidiaries.

Exh C- 1

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:	The “Term Credit Documentation” (as defined below) will contain mandatory prepayment provisions that will require prepayments of amounts equal to:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries, other than certain indebtedness permitted under the Term Credit Documentation.

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

(c) 50% of Excess Cash Flow (to be defined) for each fiscal year of the Borrower (commencing with the fiscal year ending August 26, 2017, provided that the prepayment in respect of such 2017 fiscal year shall only be in respect of the last two (2) fiscal quarters of such fiscal year), subject to step-downs to 25% and 0% when the Total Leverage Ratio (to be defined) is less than or equal to 2.50 to 1.00 and 2.00 to 1.00, respectively.

Mandatory prepayments of the Term Loans shall be applied first, to scheduled installments thereof occurring within the next 8 quarters in direct order of maturity and second, ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment of the Term Loans (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

Exh C- 2

Voluntary Prepayments:
Permitted in whole or in part, with prior written notice but without premium or penalty (other than as set forth below), subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of “Eurodollar Loans” (as defined in Annex I) other than on the last day of a related interest period. Voluntary prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Voluntary prepayments of the Term Loans may not be reborrowed.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the all-in yield (calculated as described under “Incremental Facilities” below) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Initial Term Loans on the date of such prepayment and (b) repricing of the Initial Term Loans pursuant to an amendment to the Term Credit Documentation resulting in the all-in yield thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment with respect to the Term Loans on the date immediately prior to such amendment (including any “yank-a-bank” assignment in connection with any such amendment) shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Initial Term Loans outstanding immediately prior to such amendment) if made on or prior to the six-month anniversary of the Closing Date.

IV.Incremental Facilities

Exh C- 3

The Term Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Facility”); provided that (i) no Lender will be required to participate in any such Incremental Term Facility, (ii) the loans under any such Incremental Term Facility shall be secured by a pari passu lien on the “Collateral” (as defined below) securing the Term Loan Facility, (iii) no default or event of default exists or would exist after giving effect thereto, (iv) the aggregate principal amount of the Incremental Term Facilities shall not exceed (A) $125 million plus (B) an unlimited additional amount such that, in the case of this clause (B) only, after giving pro forma effect thereto (and any acquisition financed thereby), the First Lien Net Leverage Ratio (to be defined) is no greater than 2.50 to 1.00, (v) the representations and warranties in the Term Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Facility, (vi) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the existing Term Loan Facility, (vii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margins with respect to the existing Term Loan Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50% and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided, further that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent. The proceeds of the Incremental Term Facility shall be used for general corporate purposes of the Borrower and its subsidiaries.

V.	Collateral and Other Credit Support

Exh C- 4

Collateral:
The Term Loan Facility will be secured by substantially all assets of the “Loan Parties” (as defined below), whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Borrower’s subsidiaries (provided, that if a pledge of 100% of the voting shares of equity interests of any foreign subsidiary would give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Borrower’s first-tier foreign subsidiary in the relevant ownership chain) (collectively, the “Collateral”). The Collateral will also secure the ABL Facility. The liens securing the Term Loan Facility will be first priority in the case of “Term Priority Collateral” (as defined below) and second priority in the case of “ABL Priority Collateral” (each as defined below).

“Term Priority Collateral” means all Collateral other than ABL Priority Collateral.

“ABL Priority Collateral” means all of the Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing.

The Term Credit Documentation will contain customary “excluded assets” provisions acceptable to the Term Loan Administrative Agent in its commercially reasonable discretion.

Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Term Loan Administrative Agent and the ABL Administrative Agent.

Guaranties:
Each material direct and indirect domestic subsidiary of the Borrower (as materiality shall be agreed upon by the Borrower and the Term Loan Administrative Agent, the “Guarantors”; the Borrower and the Guarantors are collectively referred to herein as the “Loan Parties”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Term Credit Documentation.

VI.	Certain Conditions

Conditions Precedent:
The availability of the Term Loan Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

VII.	Certain Documentation Matters

The definitive documentation for the Term Loan Facility (the “Term Credit Documentation” and, together with the ABL Credit Documentation, the “Credit Documentation”) shall contain the following representations, warranties, covenants and events of default customary for financings of this type and subject to exceptions, as appropriate, to be mutually agreed upon:

Exh C- 5

Representations and Warranties:
Financial statements; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions”); corporate power and authority; enforceability of Term Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; and no EEA financial institution.

Affirmative Covenants:
Delivery of quarterly and annual audited financial statements, annual projections, and other information requested by the Lenders; payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; casualty and condemnation; use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions; and use of commercially reasonable efforts to obtain and maintain public corporate credit and public corporate family ratings of the Term Loan Facility (but, in each case, not to maintain a specific rating).

Financial Covenants:	None.

Exh C- 6

Negative Covenants:
Limitations (subject to exceptions, as appropriate, to be negotiated and including the specific exceptions set forth herein) on:
indebtedness (including guarantee obligations);
liens;
mergers, consolidations, liquidations and dissolutions;
sales of assets;
payment of restricted payments (including dividends and other payments in respect of equity interests);
investments (including acquisitions);
loans and advances;
sale and leaseback transactions;
swap agreements;
optional payments and modifications of subordinated and other debt instruments;
transactions with affiliates;
changes in fiscal year;
negative pledge clauses and other restrictive agreements; and
amendment of material documents.

The Term Credit Documentation shall contain an “available amount” basket, which will be built by retained Excess Cash Flow, declined prepayments and other customary amounts and may be used (subject to no default) for (i) investments or (ii) subject to a leverage test to be reasonably and mutually agreed, restricted payments or prepayments of subordinated, junior lien and other material debt. In addition to the foregoing, the Term Credit Documentation shall permit, among other exceptions to be agreed upon, the following restricted payments so long as no event of default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto: (x) regularly scheduled ordinary dividends in an aggregate amount not to exceed $20,000,000 in any fiscal year and (y) additional restricted payments in an unlimited amount so long as pro forma leverage is below a level to be agreed upon.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three (3) business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness, in excess of an amount to be agreed upon, of the Borrower or any of its subsidiaries; bankruptcy events; certain ERISA events; material judgments; any of the Term Credit Documentation shall cease to be in full force and effect or any party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a change of control (the definition of which is to be agreed).

In addition, it shall be an event of default under the Term Credit Documentation if the Borrower (or any of its affiliates) fails to comply with the “market flex” provisions of the Arranger Fee Letter or the marketing or information provisions of the Commitment Letter (including, without limitation, implementing amendments to the Credit Documentation to reflect the terms of the “market flex” provisions of the Arranger Fee Letter).

Exh C- 7

Voting:
Amendments, waivers and consents with respect to the Term Credit Documentation shall require the approval of Lenders holding not less than a majority of the loans under the Term Loan Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity or amortization of any loan or reductions in the amount or extensions of the payment date of any required mandatory payments, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of each Lender shall be required to (i) modify the pro rata sharing requirements of the Term Credit Documentation, (ii) permit any Loan Party to assign its rights under the Term Credit Documentation, (iii) modify any of the voting percentages, (iv) release all or substantially all of the Guarantors or (v) release all or substantially all of the Collateral.

Exh C- 8

Assignments and Participations:
The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Term Loan Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower and the Term Loan Administrative Agent.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to customary matters. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees.

“Disqualified Lenders” means (a) entities that are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arranger, (b) entities that are reasonably determined by the Borrower to be competitors of the Borrower or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the Closing Date (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names and (ii) are not bona fide debt investment funds or (y)(i) upon reasonable notice to the Term Loan Administrative Agent after the Closing Date, are identified as affiliates in writing after the Closing Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) business days after delivery to the Term Loan Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not bona fide debt investment funds; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders.

Exh C- 9

The Term Credit Documentation shall provide that Term Loans may be purchased by and assigned to the Borrower or any subsidiary thereof through (a) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases on a non-pro rata basis, in each case on terms and conditions to be agreed. Any loans assigned to or purchased by the Borrower or any subsidiary thereof shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or such subsidiary.

Yield Protection:
The Term Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Lead Arranger and their affiliates associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Term Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent and the Lead Arranger and their affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the Term Credit Documentation.

Exh C- 10

The Term Loan Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the Term Loan Administrative Agent and the Lead Arranger:	Latham & Watkins LLP.

Exh C- 11

Annex I to Exhibit C
Interest and Certain Fees

Interest Rate Options:
The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the NYFRB Rate from time to time (but not less than zero) plus 0.5%, (c) the Adjusted LIBO Rate (subject to the interest rate floors set forth therein) for a one month interest period on such day plus 1% and (d) 2.00% per annum.

“Adjusted LIBO Rate” means the London interbank offered rate administered by ICE Benchmark Administration or any other person that takes over the administration of such rate for U.S. dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, two, three or six months (as selected by the Borrower) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Term Loan Administrative Agent in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero, (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period, then the Adjusted LIBO Rate shall be determined by the Term Loan Administrative Agent (which determination shall be conclusive and binding absent manifest error) in accordance with procedures to be outlined in the Term Credit Documentation and (z) the Adjusted LIBO Rate shall be deemed to be not less than 1.00% per annum.

“Applicable Margin” means (i) 3.50% in the case of ABR Loans and (ii) 4.50% in the case of Eurodollar Loans.

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

Interest Payment Dates:
In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Exh C- 12

Default Rate:
After default, the applicable interest rate will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Exh C- 13

Exhibit D
PROJECT OCTAVIUS
Conditions
The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Party) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.
1.Each Loan Party party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agents shall have received:

a.	customary closing certificates, corporate and organizational documents, good standing certificates and customary legal opinions; and

b.
a certificate from the chief financial officer of the Company, in the form attached as Annex I to this Exhibit D, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) shall have any indebtedness for borrowed money other than the Credit Facilities, Permitted Surviving Debt and certain other indebtedness to be mutually agreed upon. The Administrative Agents shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens securing any assets or property of the Company and its subsidiaries (including the Target and its Subsidiaries) other than liens permitted to remain outstanding under the Credit Documentation.

3.The Acquisition shall, substantially concurrently with the initial funding of the Credit Facilities, be consummated pursuant to the Purchase Agreement and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Purchase Agreement, in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (a) amendments, waivers and other changes to the definition of “Material Adverse Effect” (or other term of similar import), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to Lenders, and (b) any modification, amendment or express waiver or consents by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common equity of the Company, and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (I) such reduction is allocated to reduce the commitments under the ABL Facility and (II) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Purchase Agreement) does not decrease the purchase price by more than ten percent (10%) (cumulative for all such reductions)) without the prior written consent of the Commitment Party (not to be unreasonably withheld, conditioned or delayed).

4.The closing and effectiveness of, and initial funding under, the Credit Facilities shall have occurred on or before the Expiration Date.

Exh D- 1

5.The Commitment Party shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the two most recently completed fiscal years ended at least 90 days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date. The Commitment Party hereby acknowledges receipt of (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2014, and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for the fiscal quarters ended March 31, 2016 and June 30, 2016.

6.The Commitment Party shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, in the case of the four fiscal quarter period ended on the last day of the fiscal year of the Company, ended at least 90 days prior to the Closing Date), prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). The Commitment Party hereby acknowledges receipt of such pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ended May 28, 2016.

7.(a) Each of the Purchase Agreement Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier); and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).

8.The Administrative Agents shall have received, at least 3 business days prior to the Closing Date to the extent requested at least 10 days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.All fees and expenses due and payable to the Commitment Party and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than two (2) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company).

10.Subject to the Limited Conditionality Provision, all actions necessary to establish that the applicable Administrative Agent will have a perfected security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been taken.

11.The Lead Arranger shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (provided that, (i) such period shall commence no earlier than October 21, 2016 (or such earlier date on which the Company files its audited financial statements for its fiscal year ended August 27, 2016 on Form 10-K), (ii) November 25, 2016 shall not be deemed to be a business day and (iii) such period shall either end prior to December 16, 2016 or commence after January 3, 2017) from the date of delivery of the Required Information (as defined below) to syndicate the Credit Facilities. If the Company shall in good faith believe it has delivered the Required Information, it may deliver to the Lead Arranger a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Lead Arranger in good faith believes the Company has not completed delivery of the Required Information and, within two

Exh D- 2

Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity what Required Information the Company has not delivered); provided that, it is understood that the delivery of such written notice from Company to the Lead Arranger will not prejudice the Company’s right to assert that the Required Information has in fact been delivered (and for the avoidance of doubt, it is agreed that if the Required Information has, in fact, been delivered to the Lead Arranger, the Marketing Period shall commence on the date of such delivery). The “Required Information” consists of the financial statements required to be delivered pursuant to paragraphs (5) and (6) above (it being understood and agreed that, for purposes of determining the “Required Information”, the delivery of the applicable financial statements required to be delivered pursuant to paragraphs (5) and (6) above at the time of the launch of the general syndication of the Credit Facilities (determined for such purpose as if the reference in each such paragraph to the Closing Date was a reference to the launch of the general syndication of the Credit Facilities) will satisfy the requirement for delivery of the Required Information under this paragraph (11) notwithstanding any subsequent delivery requirement pursuant to such paragraphs (5) or (6)).

12.Since the date of the Purchase Agreement, there shall not have been a Material Adverse Effect. “Material Adverse Effect” means a change, event, condition, occurrence or development, the effect of which is, individually or in the aggregate, materially adverse to the results of operations or financial condition of the Target, or which has a material and adverse effect on the ability of the Sellers’ to execute, deliver or perform the Purchase Agreement or any Ancillary Document on a timely basis, or to timely consummate the transactions contemplated thereby; provided, however, that Material Adverse Effect shall not include any change, event or development resulting from or arising out of:

(i) general business or economic conditions, including changes in (x) financial or credit market conditions anywhere in the world or (y) interest rates or currency exchange rates;
(ii) conditions generally affecting any of the industries in which the Target operates;
(iii) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date of the Purchase Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(iv) changes in Law or in GAAP or interpretations thereof or other binding directives or orders;
(v) fluctuations in sales or earnings or failure of the Target to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions in clauses (i) through (iv) and (vi) through (viii) of this definition may be taken into account in determining whether a Material Adverse Effect has occurred);
(vi) any actions taken, or failures to take action, in each case, to which the Company has consented or the failure to take actions specified in Section 6.1 of the Purchase Agreement due to the Company’s failure to consent thereto following the request of the Sellers’ Representative or the Target;
(vii) the execution, announcement, performance or pendency of, or the taking of any action contemplated by, or other third party awareness of, the Purchase Agreement or the agreements or transactions contemplated thereby, including by reason of the identity of the Company or its Affiliates or any communication by the Company or its Affiliates regarding

Exh D- 3

the plans or intentions of the Company with respect to the conduct of the Target’s business and including the resignation or termination of any employee; or
(viii) compliance by the Target with the terms of the Purchase Agreement or the breach of the Purchase Agreement by the Company;
except in the case of clauses (i), (ii), (iii) and (iv) to the extent the Target is disproportionately adversely affected thereby as compared to other companies in the industries in which the Target operates (and then only to the extent of such disproportionate impact).
Capitalized terms used in this paragraph 12 but otherwise not defined herein shall have the meaning set forth in the Purchase Agreement.
13.The ABL Administrative Agent shall have received a Borrowing Base certificate (in form consistent with that agreed upon in the Credit Documentation) prepared as of the last day of the most recent month ending at least twenty (20) calendar days prior to the Closing Date.

14.The Closing Date shall occur no earlier than November 7, 2016.

Exh D- 4

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE
[__________], 20[__]
This Solvency Certificate is being executed and delivered pursuant to Section [__] of the Credit Agreement (the “Credit Agreement”), dated as of [______], 20[__], among Winnebago Industries, Inc. (the “Company”), the other Loan Parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.
I, [__________], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.
I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the date hereof, and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Remainder of page intentionally left blank]

Exh D- 5

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:__________________________________
Name:
Title: Chief Financial Officer

Exh D- 6